Exhibit (a)(1)(v)

SUPPLEMENT TO OFFERING CIRCULAR

AMKOR TECHNOLOGY, INC.

OFFER TO PAY A PREMIUM FOR EXCHANGE OF

ANY AND ALL OF ITS OUTSTANDING

6.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014 (CUSIP No. 031652AZ3)

INTO SHARES OF AMKOR TECHNOLOGY, INC. COMMON STOCK

On May 15, 2015, we commenced an offer to exchange any and all of our outstanding 6.00% Convertible Senior Subordinated Notes due 2014, which we refer to herein as the “Notes.”

For each $1,000 principal amount of the Notes, we are offering to exchange the following “Exchange Offer Consideration”:

•	330.6332 shares of our common stock, par value $0.001 per share; plus

•	a cash payment of $49.33; plus

•	accrued and unpaid interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date, which amount is expected to be approximately $10.67, payable in cash.

Certain terms used but not defined herein have the meanings ascribed to them in the offering circular filed May 15, 2013, which we refer to herein as the “Original Offering Circular.”

This Supplement to the Original Offering Circular, which we refer to herein as the “Supplement,” amends and supplements the Original Offering Circular to update certain information therein to reflect the results of the note offering we conducted concurrently with the Exchange Offer, in which we sold $225.0 million aggregate principal amount of additional 6.375% senior notes due 2022.

Holders that have previously tendered (and not withdrawn) their Notes are not required to take any further action to receive the offer consideration pursuant to the Exchange Offer.

You must make your own decision whether to tender Notes in the Exchange Offer, and, if so, the amount of Notes to tender. Neither we, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your Notes for exchange in the Exchange Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements.” Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, incorporated herein by reference.

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION IN THE ORIGINAL OFFERING CIRCULAR

The Original Offering Circular includes important information about us and the Exchange Offer that we have not repeated in this Supplement, and we encourage you to read the Original Offering Circular as well as this Supplement carefully. Among other things, the Original Offering Circular describes the terms and conditions of the Exchange Offer and risk factors you should consider in determining whether to tender your Notes in the Exchange Offer. It also includes certain sections referenced herein.

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offering Circular and the accompanying Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offering Circular, the information and amendments set forth in this Supplement shall control.

The below amends and restates in its entirety the section entitled “Documents Incorporated by Reference” set forth in the Original Offering Circular.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•

Amkor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013, including portions of Amkor’s 2012 Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2013 to the extent specifically incorporated by reference therein;

•	Amkor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013; and

•	Amkor’s Current Reports on Form 8-K filed with the SEC on January 16, 2013, February 7, 2013, February 21, 2013, March 29, 2013, May 3, 2013, May 10, 2013, May 16, 2013 and May 20, 2013.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. Any such information incorporated by reference would be an important part of this offering circular. Information in this offering circular supersedes information that we filed with the SEC prior to the date of this offering circular. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offering circular and a copy of any or all other contracts or documents which are referred to in this offering circular. Requests should be directed to:

Amkor Technology, Inc.

Attention: Investor Relations

1900 South Price Road, Chandler, Arizona 85286

Telephone number: (480) 821-5000

The below amends and restates in its entirety the subsection entitled “Purpose of the Exchange Offer” in the section entitled “Summary” set forth in the Original Offering Circular.

SUMMARY

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to exchange any and all of our outstanding Notes for a combination of cash and shares of our common stock under the terms set forth in this offering circular. The Exchange Offer is being made as part of our plan to improve our balance sheet and capital structure. All Notes acquired by us pursuant to the Exchange Offer will be retired and cancelled. With the Exchange Offer, we have the opportunity to replace up to $250.0 million of debt on our balance sheet with equity. This would help to off-set any additional debt that we may incur, including in connection with our issuance on May 20, 2013 of $225.0 million in aggregate principal amount of additional 6.375% senior notes due 2022 (the “Note Offering”). See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.”

The below amends and restates in its entirety the section entitled “Capitalization of Amkor” set forth in the Original Offering Circular:

CAPITALIZATION OF AMKOR

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013 on an actual basis and on an as adjusted basis to give effect to the Exchange Offer and the Note Offering as if they occurred on March 31, 2013. You should read the information set forth in the table below in conjunction with “Selected Historical Consolidated Financial Information” and our audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering circular.

	As of March 31, 2013(a)
	Actual	As Adjusted, assuming 100% of Notes tendered and Note Offering	As Adjusted, assuming 50% of Notes tendered and Note Offering
	(In thousands)
Cash and cash equivalents(b)	$466,702	$680,030	$687,530

Long-term debt and short-term borrowings:
Senior secured credit facilities:
$150 million revolving credit facility due June 2017	$—	$—	$—
Senior notes:
7.375% Senior Notes due May 2018	345,000	345,000	345,000
6.625% Senior Notes due June 2021, $75 million related party	400,000	400,000	400,000
6.375% Senior Notes due October 2022(c)	300,000	525,000	525,000
Senior subordinated notes:
6.00% Convertible Senior Subordinated Notes due April 2014, $150 million related party actual, $0 as adjusted assuming 100% of the Kim Family Notes are tendered, and $75 million as adjusted assuming 50% of the Kim Family Notes are tendered(d)	250,000	—	125,000
Other debt of subsidiaries	283,000	283,000	283,000

Total long-term debt and short-term borrowings(c)	1,578,000	1,553,000	1,678,000
Total Amkor stockholders’ equity(e)	667,671	904,458	786,064

Total capitalization	$2,245,671	$2,457,458	$2,464,064

(a)	Does not reflect any events subsequent to March 31, 2013.
(b)	The net proceeds of the Note Offering were approximately $228.3 million.
(c)	The carrying value of the additional notes issued in the Note Offering is $225.0 million.
(d)	As of May 14, 2013, there were approximately $250.0 million aggregate principal amount of Notes outstanding and approximately 199.2 million and 153.8 million shares of common stock issued and outstanding, respectively. The carrying value of the Notes on March 31, 2013 was $250.0 million. If all of the outstanding Notes are validly tendered and accepted for exchange in accordance with the Exchange Offer, there would have been an aggregate of approximately 236.5 million shares of common stock outstanding as of May 14, 2013.
(e)	“As Adjusted” total Amkor stockholders’ equity includes a one-time loss and an increase in additional paid-in capital resulting from the March 31, 2013 assumed exchange.